RESTATED INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 1st day of January, 2013, by and between OPPENHEIMER CASH RESERVES (the “Fund”), and OFI GLOBAL ASSET MANAGEMENT, INC. (“OFI GLOBAL”).

WHEREAS, the Fund is an open-end, diversified management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and OFI GLOBAL is an investment adviser registered as such with the Commission under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Fund desires that OFI GLOBAL shall act as its investment adviser pursuant to this Agreement, which restates the Amended and Restated Investment Advisory Agreement dated August 21, 2012 by and between the Fund and OppenheimerFunds, Inc.;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed by and between the parties, as follows:

1. General Provision.

The Fund hereby employs OFI GLOBAL and OFI GLOBAL hereby undertakes to act as the investment adviser of the Fund and to perform for the Fund such other duties and functions as are hereinafter set forth. OFI GLOBAL shall, in all matters, give to the Fund and the Fund’s Board of Trustees the benefit of its best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Fund to conform to (i) the provisions of the Investment Company Act and any rules or regulations thereunder; (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Declaration of Trust and By-Laws of the Fund as amended from time to time; (iv) policies and determinations of the Board of Trustees of the Fund; (v) the fundamental policies and investment restrictions of the Fund as reflected in the Fund’s registration statement under the Investment Company Act or as such policies may, from time to time, be amended by the Fund’s shareholders; and (vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time. The appropriate officers and employees of OFI GLOBAL shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Fund with respect to any matters dealing with the business and affairs of the Fund including the valuation of portfolio securities of the Fund which securities are either not registered for public sale or not traded on any securities market.

2.	Investment Management.

                  (a) OFI GLOBAL shall, subject to the direction and control by the Fund’s Board of Trustees, (i) regularly provide investment advice and recommendations to the Fund with respect to its investments, investment policies and the purchase and sale of securities; (ii) supervise continuously the investment program of the Fund and the composition of its portfolio and determine what securities shall be purchased or sold by the Fund; and (iii) arrange, subject to the provisions of paragraph 7 hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund.

                   (b) Provided that the Fund shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of paragraph 7 hereof, OFI GLOBAL may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

                   (c) Provided that nothing herein shall be deemed to protect OFI GLOBAL from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement, OFI GLOBAL shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Agreement relates.

                    (d) Nothing in this Agreement shall prevent OFI GLOBAL or any officer thereof from acting as investment adviser for any other person, firm or corporation and shall not in any way limit or restrict OFI GLOBAL or any of its directors, officers, stockholders or employees from buying, selling or trading any securities for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by OFI GLOBAL of its duties and obligations under this Agreement.

3. Other Duties of OFI GLOBAL.

OFI GLOBAL shall, at its own expense, provide and supervise the activities of all administrative and clerical personnel as shall be required to provide effective corporate administration for the Fund, including the compilation and maintenance of such records with respect to its operations as may reasonably be required; the preparation and filing of such reports with respect thereto as shall be required by the Commission; composition of periodic reports with respect to operations of the Fund for its shareholders; composition of proxy materials for meetings of the Fund’s shareholders, and the composition of such registration statements as may be required by federal and state securities laws for continuous public sale of shares of the Fund. OFI GLOBAL shall, at its own cost and expense, also provide the Fund with adequate office space, facilities and equipment. OFI GLOBAL shall, at its own expense, provide such officers for the Fund as the Fund’s Board may request.

4. Allocation of Expenses.

All other costs and expenses of the Fund not expressly assumed by OFI GLOBAL under this Agreement, shall be paid by the Fund, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums for fidelity and other coverage requisite to its operations; (iv) compensation and expenses of its trustees other than those affiliated with OFI GLOBAL; (v) legal and audit expenses; (vi) custodian and transfer agent fees and expenses; (vii) expenses incident to the redemption of its shares; (viii) expenses incident to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto; (ix) fees and expenses, other than as hereinabove provided, incident to the registration under federal and state securities laws of shares of the Fund for public sale; (x) expenses of printing and mailing reports, notices and proxy materials to shareholders of the Fund; (xi) except as noted above, all other expenses incidental to holding meetings of the Fund’s shareholders; and (xii) such extraordinary non-recurring expenses as may arise, including litigation, affecting the Fund and any legal obligation which the Fund may have (on behalf of the Fund) to indemnify its officers and trustees with respect thereto. Any officers or employees of OFI GLOBAL or any entity controlling, controlled by or under common control with OFI GLOBAL, who may also serve as officers, trustees or employees of the Fund shall not receive any compensation from the Fund for their services.

5. Compensation of OFI GLOBAL.

The Fund agrees to pay OFI GLOBAL and OFI GLOBAL agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee computed on the aggregate net asset value of the Fund as of the close of each business day and payable monthly at the annual rate of 0.500% of the first $250 million of net assets; 0.475% of the next $250 million of net assets; 0.450% of the next $250 million of net assets; 0.425% of the next $250 million of net assets; and 0.400% of net assets in excess of $1 billion.

6. Use of Name “Oppenheimer.”

OFI GLOBAL hereby grants to the Fund a royalty-free, non-exclusive license to use the name “Oppenheimer” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof. To the extent necessary to protect OFI GLOBAL’s rights to the name “Oppenheimer” under applicable law, such license shall allow OFI GLOBAL to inspect and, subject to control by the Fund’s Board, control the nature and quality of services offered by the Fund under such name. Such license may, upon termination of this Agreement, be terminated by OFI GLOBAL, in which event the Fund shall promptly take whatever action may be necessary to change its name and discontinue any further use of the name “Oppenheimer” in the name of the Fund or otherwise. The name “Oppenheimer” may be used by OFI GLOBAL in connection with any of its activities, or licensed by OFI GLOBAL to any other party.

7. Portfolio Transactions and Brokerage.

OFI GLOBAL is authorized, in arranging the purchase and sale of the Fund’s portfolio securities, to employ or deal with such members of securities or commodities exchanges, brokers or dealers (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the “best execution” (prompt and reliable execution at the most favorable security price obtainable) of the Fund’s portfolio transactions as well as to obtain the benefit of such investment information or research as will be of significant assistance to the performance by OFI GLOBAL of its investment management functions.

8. Duration.

This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 9 hereof or by operation of law, this Agreement shall remain in effect until December 31, 1991, and thereafter will continue in effect from year to year, so long as such continuance shall be approved at least annually by the Fund’s Board of Trustees, including the vote of the majority of the trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Investment Company Act) of the outstanding voting securities of the Fund and by such a vote of the Fund’s Board of Trustees.

9. Termination.

This Agreement may be terminated (i) by OFI GLOBAL at any time without penalty upon giving the Fund sixty days’ written notice (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty days’ written notice to OFI GLOBAL (which notice may be waived by OFI GLOBAL) provided that such termination by the Fund shall be directed or approved by the vote of a majority of all of the trustees of the Fund then in office or by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Investment Company Act).

10. Assignment or Amendment.

This Agreement may not be amended or the rights of OFI GLOBAL hereunder sold, transferred, pledged or otherwise in any manner encumbered without the affirmative vote or written consent of the holders of the “majority” of the outstanding voting securities of the Fund. This Agreement shall automatically and immediately terminate in the event of its “assignment.”

11. Disclaimer of Shareholder Liability.

OFI GLOBAL understands that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund’s property. OFI GLOBAL represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming Trustee and shareholder liability for acts or obligations of the Fund.

12.	Definitions. The terms and provisions of the Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the Investment Company Act.

Oppenheimer Cash Reserves

By: /s/ Brian W. Wixted
Brian W. Wixted
Treasurer

OFI Global Asset Management, Inc.

By: /s/ Arthur P. Steinmetz
Arthur P. Steinmetz
Executive Vice President and Director